Exhibit 99.1

Press Release

October 30, 2018	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Q2 FY2019 Financial Results and Increases FY2019 Operating Outlook
Call scheduled for Wednesday, October 31, 2018 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

Second Quarter Highlights

•	Net sales were $525 million and increased 16% year over year (+9% core sales(1), +8% acquisitions, -1% foreign currency translation).

•	Net income from continuing operations was $46 million (diluted EPS of $0.37), compared with the comparable $33 million (diluted EPS of $0.26) in the year-ago quarter.

•
Net loss(2) was $43 million (diluted loss per share of $0.30), including the $84 million loss from discontinued operations, and compared with net income(2) of $24 million (diluted EPS of $0.23) in the year-ago quarter.

•	Adjusted EPS(1) increased 44% year over year and was $0.46 compared with $0.32 in the year-ago quarter.

•	Adjusted EBITDA(1) increased 20% year over year and was $115 million (21.9% of net sales) compared with $96 million (21.0% of net sales) in last year's second quarter.

•	Net debt leverage ratio decreased to 2.5x.

•	Signed definitive agreement to sell VAG.

Todd A. Adams, President and Chief Executive Officer, commented, “Our second quarter results continued the strong start to our fiscal year 2019. We delivered 16% year-over-year growth in net sales as core growth accelerated to 9%. Our Adjusted EBITDA increased 20% year over year and benefited from our structural cost reduction initiatives and from solid execution of our strategies to offset input cost inflation, including materials cost actions, supply chain management, and selective price increases. The investments we’re making to accelerate our pipeline of innovative first-fit and retrofit Industrial Internet of Things (“IIoT”) solutions are producing tangible benefits for our customers.”

“Our Process & Motion Control (“PMC”) platform delivered another quarter of 16% year over year growth in net sales, as core growth re-accelerated to 7% and benefited from the expected improvement in year-over-year growth in shipments to our aerospace end markets. We continued to see broad-based demand growth across most of our served markets, and the improved sell-through rates in our global industrial distribution channels that we experienced last quarter are being sustained. Sales and orders continued to develop favorably at Centa, where we are beginning to see the impact of our RBS-led initiatives on profitability.”

"Results in our Water Management platform were slightly better than expected as year-over-year net sales growth accelerated to 15% with core sales growth coming in at 12%. We delivered double-digit year-over-year growth in Adjusted EBITDA and strong incremental profitability sequentially from the first quarter, demonstrating our ability to manage the price/cost equation well. Core growth continues to benefit from execution of our strategies to expand Zurn content per square foot in nonresidential buildings and to deliver enhanced contractor productivity, leveraged by the ongoing growth in our North American nonresidential construction markets."

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Reflects net loss/income attributable to Rexnord common stockholders.

Fiscal 2019 Outlook
Adams continued, “We are increasing our outlook for our fiscal 2019. Our execution continues to be very sharp, demand trends are favorable, and we have great confidence in our ability to manage the price/cost equation. Our revised outlook includes net income from continuing operations to be in a range of $147 million to $154 million, our Adjusted EBITDA(1) to be in a range of $433 million to $443 million, and our free cash flow(1) to exceed net income. We also expect our core growth to be toward the upper end of the mid-single digit range for the year. We believe our improved outlook balances our solid execution in the first six months of our fiscal year with a prudent approach to forecasting the remaining six months.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Second Quarter Fiscal 2019 Segment Highlights

Process & Motion Control
PMC net sales increased 16% year over year to $349 million in the second quarter of fiscal 2019. Core sales increased 7%, our prior year acquisition of Centa contributed 10% and foreign currency translation had an unfavorable impact of 1% year over year. The increase in core sales is the result of favorable demand trends across the majority of our served end markets, including the shift of some shipments in our aerospace end markets from the first quarter to our second quarter.

PMC income from operations for the second quarter of fiscal 2019 was $56 million, or 16.2% of net sales. Income from operations as a percentage of net sales increased by 150 basis points year over year, primarily due to the increase in core sales, RBS-led productivity gains and benefits from our footprint repositioning actions.

Adjusted EBITDA(1) in the second quarter was $78 million. Adjusted EBITDA as a percentage of net sales increased by 180 basis points year over year to 22.3%.

Water Management (2)
Water Management net sales were $176 million in the second quarter of fiscal 2019, an increase of 15% year over year. Core sales increased 12% and last years acquisition of World Dryer added 3% year over year. The increase in core sales is the result of increased demand across North American building construction end markets.

Water Management income from operations was $41 million for the second quarter of fiscal 2019, or 23.5% of net sales. Income from operations as a percentage of net sales decreased by 20 basis points year over year as the benefit associated with incremental core sales and lower stock compensation expense was partially offset by incremental investments in our innovation, market expansion and cost reduction initiatives and the lack of certain nonrecurring favorable items that affected the prior year quarter.

Adjusted EBITDA(1) in the second quarter was $48 million or 27.1% of net sales. Adjusted EBITDA as a percentage of net sales decreased by 110 basis points year over year.

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	As a result of Rexnord's previously announced plan to divest the VAG business, its operations continue to be reported as a discontinued operation and therefore not included in this discussion.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as the Centa and World Dryer acquisitions), divestitures and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, discontinued operations (such as VAG), gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnordcorporation.com.
Conference Call Details

Rexnord will hold a conference call on Wednesday, October 31, 2018 at 8:00 a.m. Eastern Time to discuss its fiscal 2019 second quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 4767 6598

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, October 31, 2018 until 11:59 p.m. Eastern Time, November 14, 2018. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international). The passcode for the replay is: 4767 6598#. The replay will also be available as a webcast on the Company’s investor relations website.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2018 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net sales	$524.8	$453.8	$1,028.4	$897.0
Cost of sales	321.6	280.2	629.7	559.3
Gross profit	203.2	173.6	398.7	337.7
Selling, general and administrative expenses	109.6	95.0	221.4	191.7
Restructuring and other similar charges	3.7	2.8	6.8	5.1
Amortization of intangible assets	8.5	7.7	17.0	15.6
Income from operations	81.4	68.1	153.5	125.3
Non-operating expense:
Interest expense, net	(18.7)	(20.1)	(37.3)	(40.0)
Other income, net	—	0.9	1.7	1.9
Income before income taxes	62.7	48.9	117.9	87.2
Provision for income taxes	(17.2)	(15.6)	(31.7)	(24.5)
Equity method investment income	0.7	—	2.2	—
Net income from continuing operations	46.2	33.3	88.4	62.7
Loss from discontinued operations, net of tax	(83.7)	(3.5)	(126.5)	(6.4)
Net (loss) income	(37.5)	29.8	(38.1)	56.3
Non-controlling interest income	0.1	—	0.2	—
Net (loss) income attributable to Rexnord	(37.6)	29.8	(38.3)	56.3
Dividends on preferred stock	(5.8)	(5.8)	(11.6)	(11.6)
Net (loss) income attributable to Rexnord common stockholders	$(43.4)	$24.0	$(49.9)	$44.7

Basic net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.39	$0.26	$0.73	$0.49
Discontinued operations	$(0.80)	$(0.03)	$(1.21)	$(0.06)
Net (loss) income	$(0.42)	$0.23	$(0.48)	$0.43
Diluted net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.37	$0.26	$0.71	$0.48
Discontinued operations	$(0.68)	$(0.03)	$(1.18)	$(0.06)
Net (loss) income	$(0.30)	$0.23	$(0.46)	$0.42
Weighted-average number of shares outstanding (in thousands):
Basic	104,570	103,812	104,455	103,753
Diluted	123,376	105,540	107,376	105,443

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Second quarter ended September 30, 2018 and September 30, 2017
(in Millions, except share and per share amounts) (Unaudited)

	Second Quarter Ended		Six Months Ended
Adjusted EBITDA	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net (loss) income attributable to Rexnord common stockholders	$(43.4)	$24.0	$(49.9)	$44.7
Dividends on preferred stock	5.8	5.8	11.6	11.6
Non-controlling interest income	0.1	—	0.2	—
Loss from discontinued operations, net of tax	83.7	3.5	126.5	6.4
Equity method investment income	(0.7)	—	(2.2)	—
Income tax provision	17.2	15.6	31.7	24.5
Other income, net (1)	—	(0.9)	(1.7)	(1.9)
Interest expense, net	18.7	20.1	37.3	40.0
Income from operations	81.4	68.1	153.5	125.3

Adjustments
Depreciation and amortization	21.9	18.7	44.1	38.8
Restructuring and other similar charges	3.7	2.8	6.8	5.1
Purchase accounting fair value adjustment	1.6	—	3.2	—
Stock-based compensation expense	5.7	5.2	11.6	10.5
Last-in first-out inventory adjustments	0.3	0.2	0.5	0.5
Other, net (2)	0.2	0.5	0.1	0.4
Subtotal of adjustments	33.4	27.4	66.3	55.3
Adjusted EBITDA	$114.8	$95.5	$219.8	$180.6

	Second Quarter Ended		Six Months Ended
Adjusted Net Income and Earnings Per Share	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net (loss) income attributable to Rexnord common stockholders	$(43.4)	$24.0	$(49.9)	$44.7
Dividends on preferred stock	5.8	—	11.6	—
Non-controlling interest income	0.1	—	0.2	—
Loss from discontinued operations, net of tax	83.7	3.5	126.5	6.4
Equity method investment income	(0.7)	—	(2.2)	—
Amortization of intangible assets	8.5	7.7	17.0	15.6
Restructuring and other similar charges	3.7	2.8	6.8	5.1
Supply chain optimization and footprint repositioning initiatives (3)	1.2	—	2.5	1.0
Purchase accounting fair value adjustment	1.6	—	3.2	—
Other income, net (1)	—	(0.9)	(1.7)	(1.9)
Other, net (2)	0.2	0.5	0.1	0.4
Tax effect on above items	(3.8)	(3.3)	(7.1)	(6.8)
Adjusted net income	$56.9	$34.3	$107.0	$64.5

GAAP diluted net income per share from continuing operations	$0.37	$0.26	$0.71	$0.48
Adjusted earnings per share - diluted	$0.46	$0.32	$0.87	$0.61

Weighted-average number of shares outstanding (in thousands)
GAAP basic weighted-average shares	104,570	103,812	104,455	103,753
Effect of dilutive equity awards	2,826	1,728	2,921	1,690
Adjustment for assumed conversion of preferred stock into common stock	15,980	—	15,980	—
Adjusted diluted weighted-average shares	123,376	105,540	123,356	105,443

(1)
Other income, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended September 30, 2018 for further information.

(2)	Other, net includes the gains and losses from sale of long-lived assets.

(3)	Represents accelerated depreciation associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Second Quarter Ended
	September 30, 2018			September 30, 2017
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Operating income (loss)	$56.4	$41.3	$(16.3)	$44.1	$36.3	$(12.3)
Operating margin	16.2%	23.5%		14.7%	23.7%

Depreciation and amortization	15.5	6.2	0.2	13.0	5.7	—
Restructuring and other similar charges	2.0	—	1.7	2.5	0.3	—
Purchase accounting fair value adjustment	1.6	—	—	—	—	—
Stock-based compensation expense	1.6	0.2	3.9	1.4	0.9	2.9
Last-in first-out inventory adjustments	0.3	—	—	0.1	0.1	—
Other, net	0.2	—	—	0.5	—	—
Adjusted EBITDA	$77.6	$47.7	$(10.5)	$61.6	$43.3	$(9.4)
Adjusted EBITDA margin	22.3%	27.1%		20.5%	28.2%

	Six Months Ended
	September 30, 2018			September 30, 2017
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Operating income (loss)	$106.3	$77.8	$(30.6)	$83.1	$67.5	$(25.3)
Operating margin	15.6%	22.4%		14.1%	21.9%

Depreciation and amortization	31.4	12.4	0.3	27.4	11.4	—
Restructuring and other similar charges	4.7	0.4	1.7	4.7	0.4	—
Purchase accounting fair value adjustment	3.2	—	—	—	—	—
Stock-based compensation expense	3.0	0.5	8.1	2.6	1.6	6.3
Last-in first-out inventory adjustments	0.5	—	—	0.2	0.3	—
Other, net	0.1	—	—	0.4	—	—
Adjusted EBITDA	$149.2	$91.1	$(20.5)	$118.4	$81.2	$(19.0)
Adjusted EBITDA margin	21.9%	26.2%		20.1%	26.3%

	Six Months Ended
	September 30, 2018	September 30, 2017
Cash provided by operating activities	$75.1	$60.5
Expenditures for property, plant and equipment	(17.6)	(15.9)
Free cash flow	$57.5	$44.6

Fiscal 2019 Earnings Outlook Reconciliation (1)	Earnings Guidance for
the Fiscal Year Ending
March 31, 2019
Net income from continuing operations attributable to Rexnord common stockholders	$147 million to $154 million
Dividends on preferred stock	23
Provision for income taxes	66 to 69
Interest expense, net	72
Depreciation and amortization	90
Restructuring and other similar charges	12
Stock-based compensation expense	23
Adjusted EBITDA	$433 million to $443 million

(1)
Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2019. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net (loss) income attributable to Rexnord	$(37.6)	$29.8	$(38.3)	$56.3
Other comprehensive loss:
Foreign currency translation adjustments	(0.9)	16.2	(36.6)	34.1
Net change in unrealized losses on interest rate derivatives, net of tax	2.0	1.7	4.0	2.9
Change in pension and postretirement defined benefit plans, net of tax	0.4	(0.3)	0.2	(0.6)
Other comprehensive income (loss), net of tax	1.5	17.6	(32.4)	36.4
Non-controlling interest income	0.1	—	0.2	—
Total comprehensive (loss) income	$(36.0)	$47.4	$(70.5)	$92.7

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	September 30, 2018	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$223.5	$193.2
Receivables, net	314.0	314.7
Inventories	334.9	304.1
Income tax receivable	24.5	17.5
Other current assets	38.2	37.9
Current assets held for sale	90.1	130.3
Total current assets	1,025.2	997.7
Property, plant and equipment, net	385.7	396.5
Intangible assets, net	508.9	530.9
Goodwill	1,275.1	1,276.1
Other assets	118.0	114.0
Non-current assets held for sale	—	108.5
Total assets	$3,312.9	$3,423.7
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$1.4	$3.9
Trade payables	173.1	189.9
Compensation and benefits	51.5	63.9
Current portion of pension and postretirement benefit obligations	4.0	4.0
Other current liabilities	162.3	127.4
Current liabilities held for sale	67.7	65.1
Total current liabilities	460.0	454.2

Long-term debt	1,336.6	1,352.1
Pension and postretirement benefit obligations	155.8	163.2
Deferred income taxes	136.2	149.3
Other liabilities	80.0	78.3
Non-current liabilities held for sale	—	13.8
Total liabilities	2,168.6	2,210.9

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 104,648,591 at September 30, 2018 and 104,179,037 at March 31, 2018	1.0	1.0
Preferred stock, $0.01 par value; 10,000,000 shares authorized; shares of 5.75% Series A Mandatory Convertible Preferred Stock issued and outstanding: 402,500 at September 30, 2018 and March 31, 2018	0.0	0.0
Additional paid-in capital	1,285.6	1,277.8
Retained (deficit) earnings	(36.1)	8.0
Accumulated other comprehensive loss	(106.5)	(74.1)
Total Rexnord stockholders' equity	1,144.0	1,212.7
Non-controlling interest	0.3	0.1
Total stockholders' equity	1,144.3	1,212.8
Total liabilities and stockholders' equity	$3,312.9	$3,423.7

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	September 30, 2018	September 30, 2017
Operating activities
Net (loss) income	$(38.1)	$56.3
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation	31.2	27.4
Amortization of intangible assets	17.3	16.2
Amortization of deferred financing costs	0.8	1.0
Non-cash asset impairment	126.0	—
Deferred income taxes	(16.6)	(11.2)
Other non-cash charges	5.4	2.7
Stock-based compensation expense	11.8	10.8
Changes in operating assets and liabilities:
Receivables	(14.5)	(13.0)
Inventories	(39.7)	(29.3)
Other assets	(1.8)	1.6
Accounts payable	(16.1)	(0.6)
Accruals and other	9.4	(1.4)
Cash provided by operating activities	75.1	60.5

Investing activities
Expenditures for property, plant and equipment	(17.6)	(15.9)
Acquisitions, net of cash acquired	(2.0)	—
Proceeds from dispositions of long-lived assets	3.5	1.8
Cash used for investing activities	(16.1)	(14.1)

Financing activities
Proceeds from borrowings of debt	209.7	—
Repayments of debt	(227.6)	(8.2)
Proceeds from exercise of stock options	5.0	2.8
Shares repurchased to cover taxes associated with equity awards	(3.2)	—
Payments of preferred stock dividends	(11.6)	(11.6)
Cash used for financing activities	(27.7)	(17.0)
Effect of exchange rate changes on cash and cash equivalents	(10.2)	11.8
Increase in cash and cash equivalents	21.1	41.2
Cash, cash equivalents and restricted cash at beginning of period	217.6	490.1
Cash, cash equivalents and restricted cash at end of period	$238.7	$531.3

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Fiscal Year-to-Date Total
Net sales
Process & Motion Control	$332.4	$348.7	$—	$—	$681.1
Water Management	171.2	176.1	—	—	347.3
Total	$503.6	$524.8	$—	$—	$1,028.4

Sales growth
Core growth	4%	9%			7%
Currency translation	2%	(1)%			—%
Acquisition/divestiture	8%	8%			8%
Reported growth	14%	16%			15%

Adjusted EBITDA
Process & Motion Control	$71.6	$77.6	$—	$—	$149.2
Water Management	43.4	47.7	—	—	91.1
Corporate	(10.0)	(10.5)	—	—	(20.5)
Total	$105.0	$114.8	$—	$—	$219.8

Adjusted EBITDA %
Process & Motion Control	21.5%	22.3%			21.9%
Water Management	25.4%	27.1%			26.2%
Total (including Corporate)	20.8%	21.9%			21.4%

	Fiscal 2018
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$287.7	$300.4	$292.5	$360.6	$1,241.2
Water Management	155.5	153.4	144.2	157.3	610.4
Total	$443.2	$453.8	$436.7	$517.9	$1,851.6

Sales growth
Core growth	5%	2%	6%	6%	5%
Currency translation	(1)%	1%	1%	3%	1%
Acquisition/divestiture	3%	—%	1%	4%	2%
Reported growth	7%	3%	8%	13%	8%

Adjusted EBITDA
Process & Motion Control	$56.8	$61.6	$65.3	$85.1	$268.8
Water Management	37.9	43.3	36.7	38.1	156.0
Corporate	(9.6)	(9.4)	(9.1)	(10.5)	(38.6)
Total	$85.1	$95.5	$92.9	$112.7	$386.2

Adjusted EBITDA %
Process & Motion Control	19.7%	20.5%	22.3%	23.6%	21.7%
Water Management	24.4%	28.2%	25.5%	24.2%	25.6%
Total (including Corporate)	19.2%	21.0%	21.3%	21.8%	20.9%